Exhibit 4.16

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) to the SPA (defined below) is entered into as of the 10 day of June, 2013 (the “Effective Date”), between Elbit Vision Systems Ltd., a company organized and existing under the laws of the State of Israel (the “Company”), and Mr. Avi Gross, ID number 056398464  (the “Buyer”).

WHEREAS, the Company and the Buyer entered into a Securities Purchase Agreement dated December 10, 2012 (the “SPA”); and

WHEREAS, the Company and the Buyer desire to amend the SPA on the terms and conditions more fully set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.       In WHEREAS B of the SPA the words "in whole or in part for up to 3,157,895" is hereby replaced with the words "into 3,529,412".

2.       In Section 1(b) of the SPA, the words "the exercise price of the Second Warrant Shares shall be equal to nine and one half ($0.095) cents for each Warrant Share exercised under the Second Warrants, as provided in the Warrant Agreements" shall be replaced by the words, "the exercise price of the Second Warrant Shares shall be equal to eight and one half ($0.085) cents for each Warrant Share exercised under the Second Warrants, as provided in the Warrant Agreements".

3.       On section 4(iii) of the SPA the words "issuance up to 11,145,511" is hereby replaced with the words "issuance up to 11,764,706".

4.       The terms of this Amendment will be effective from the Effective Date.

4.       All capitalized, otherwise undefined terms contained herein shall bear the same meaning as ascribed to such terms in the SPA.

5.       Except as specifically amended herein, all other terms and conditions of the SPA remain in full force and effect.

6.       This Amendment and the amendments to the Convertible Loan Agreement, the First Warrant and the Second Warrant, which are attached hereto as Annex A, have been approved by: (i) the Board of Directors of the Company in its resolution dated 6 June, 2013, attached hereto as Annex B, and (ii) Bank Leumi Le-Israel Ltd. as set forth in its letter of consent attached hereto as Annex C.

7.       This Amendment shall be construed in accordance with, and governed in all respects by the laws of the State of Israel, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.       This Amendment may be executed in any number of counterparts, each of which, including copies digitally scanned and transmitted electronically, shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Buyer has executed this Amendment as of the day and year first above written.

COMPANY	BUYER
Elbit Vision Systems Ltd. Name: ______________ Title: _______________	Avi Gross